Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:	Michael Shea, CFO	Lauren Felice
	David Reingold, Senior Vice President, Marketing, IR	RF Binder Partners
	Computer Horizons Corp.	(212) 994-7541
	(973) 299-4000	lauren.felice@rfbinder.com
mshea@computerhorizons.com
dreingol@computerhorizons.com

COMPUTER HORIZONS REPORTS SECOND QUARTER 2003 RESULTS

Operating Results, Excluding Special Items, Best in Seven Quarters; Performance Exceeds
Company and Analyst Guidance;
Chimes Operating Loss Narrows, With a 26 Percent Increase in Revenue Year-Over-Year

Mountain Lakes, NJ, July 30, 2003 - Computer Horizons Corp. (Nasdaq: CHRZ), a strategic human capital management and professional services company, today announced continuing operating improvement in the financial results of the second quarter ended June 30, 2003.

William J. Murphy, president and chief executive officer of Computer Horizons, said that the Company’s operating performance, excluding special items, during the second quarter was the strongest it had been in seven quarters, and that the remainder of the year looks positive. The Company has been improving performance progressively this year, reporting breakeven adjusted EBITDA for the first quarter of 2003 and now, reporting adjusted EBITDA, excluding special charges, restructuring charges and the write-off of a terminated project in the second quarter, just shy of $1 million.  “We expect this operating performance to continue,” said Murphy.  “With sequential improvement for the remainder of the year, and with full year profitability from adjusted operations on the horizon.”  (See adjusted EBITDA reconciliation table.)

“Going forward, my priorities as CEO are very clear: to earn the long-term trust and confidence of our shareholders, to continue the transition to a greater focus on our higher-margin businesses and to accelerate the progress in our financial performance that we have reported today,” Mr. Murphy said.

Financial Highlights

CHC recorded revenues for the second quarter of 2003 of $58.8 million, a 24 percent decline from the second quarter of 2002, and a two percent decline on a sequential basis, from the first quarter of 2003.

The Company reported a net loss of $9.5 million, or $(0.31) per share, for the second quarter of 2003 compared with a net loss of $956,000 or $(0.03) per share in 2002.  The 2003 net loss includes $(0.31) per share in special charges relating to severance charges, the write-off of a terminated project, costs associated with the unilateral proposal and activities of Aquent and restructuring costs at Canadian facilities.

For the first six months of 2003, CHC recorded revenues of $119.1 million, a 24 percent decline from the comparable period in 2002, and excluding special charges, restructuring charges and the write-off of a terminated project, the Company reported a pro forma net loss of $1.1 million, or $(0.04) per share, compared with a pro forma net loss, excluding special charges and effect of change in accounting principle, of $3.2 million or $(0.10) per share in 2002.  (See pro forma income reconciliation table.)

Commenting on CHC’s financial position and performance, Michael J. Shea, Chief Financial Officer of Computer Horizons, said, “We are encouraged with our operating performance this quarter, decreasing our pro forma net loss to less than ($0.01) per share.   In fact, we reported our strongest operating results in almost two years.  Taking additional costs out of our IT Services business model in Canada this quarter, we implemented the virtual model that has been working so well in the U.S.  We will continue to prudently manage our businesses, in order to achieve our operating profit goals for the full year 2003.

“Our balance sheet metrics remain strong with a cash balance of $71 million, working capital of $91 million, a current ratio of 3.3 to 1 and no debt.  After accounting for the acquisition of RGII, current cash balances are approximately $45 million.   Looking forward, we are anticipating the positive contribution RGII will make to CHC’s operations and strategic position.  We hold high expectations with this entrance into the growing Federal IT market.”

OPERATIONAL REVIEW

Solutions Group

•                  Revenues during the second quarter were $18.7 million, compared with $19.5 million in the second quarter of 2002, and $19.6 million in the first quarter of 2003.  The slight revenue decline is attributable to the termination of a contract by CHC due to the customer’s financial circumstances.

•                  Operating income for the second quarter of 2003 was $1.4 million; down from $1.7 million in the first quarter of 2003.

•                  During the second quarter, CHC added a compliance service offering to respond to opportunities afforded by the enactment of the Sarbanes-Oxley Act.  The Company’s first win in this area was with a $1.5 million deal with a major healthcare payor.

•                  New entry into growing Federal IT market with acquisition of RGII Technologies, Inc.

“Our plan to diversify our business and become a vertically oriented solutions provider is progressing nicely,” said George Brucia, president of CHC’s Solutions Group. “With the acquisition of RGII, we expect almost 50 percent of our total company revenues will be coming from higher margin solutions business next quarter. To date, we have a significant presence in all of the major growth areas in the technology solutions business, adding another piece of the puzzle by bolstering our government practice with an entry into the Federal IT market, via RGII.

“RGII will play a key role in CHC’s realigned growth strategy, introduced a year ago.  The company has strong growth characteristics, long-term customer relationships, a winning management team, and is a good fit for Computer Horizons.  RGII’s performance since its inception in 1995 has been laudable.  In fact, the company has experienced a compounded annual revenue growth rate of 64 percent since 1995.   We are confident this extension of our business will create a number of opportunities to cross-sell CHC’s portfolio of Solutions services, including Chimes, and we are in the process of aligning our sales force accordingly.  With the backing of CHC’s resources, RGII expects that it will have an opportunity to compete for larger contracts.  We expect great things from this division.

“At the same time we framed our vertical market strategy, we decided to expand our service offering, identifying niche markets within existing capabilities.  For example, we expanded our compliance/data management service offering to address the mandates of the Sarbanes-Oxley Act.  The Act affects CIOs just as it affects CEOs and CFOs, as there are a number of technology processes to assure that corporate data is secure and that an issuer can track every person who has access to sensitive corporate information.  This is a new challenge for CIOs , and we are receiving strong signals from both potential and existing customers that they can use help in this area.  Our first such compliance engagement is with an existing customer and is valued at $1.5 million.

“Overall,” Brucia concluded, “Despite a sequential revenue decline in Solutions this quarter, which was due to an isolated event, utilization rates remain high and our new business opportunities in this area remain strong.”

Chimes, Inc.

•                  Chimes reported $4.8 million in revenue during the second quarter of 2003, a 26 percent increase over the comparable period in the prior year and an 8 percent sequential revenue increase.

•                  During the second quarter, Chimes reported an operating loss of $1.1 million, compared to $1.9 million in the first quarter of 2003.  On track for profitability during the second half of 2003.

•                  Chimes added two new clients during the second quarter and went live with implementations at three customer sites.

Barry Olson, co-president of Chimes, Inc., commented, “Chimes continues to be accepted by the Global 2000 as the program of choice in human capital and workforce management solutions.  We won two new customers during the second quarter and went live with three implementations, which means we began generating revenue at these sites.  Chimes turned in its best operational performance to date, narrowing its losses to almost half of those reported in the first quarter of 2003.

“We have had great success marketing the Chimes CTE offering, which is a web-based time collection and billing solution, enabling our customers to achieve increased accuracy of time sheet capture and increased efficiencies with the management approval and invoicing processes.  We have been actively cross-selling CTE and our resource management tool, RPM, to the CHC customer and the Chimes supplier base and have seen increased acceptance and interest, particularly in the healthcare and financial services sectors, as well as among the larger staffing firms.   We’re way ahead of the competition here, and, in fact, believe that we will be one of very few strong VMS players remaining in the not too distant future.”

Mike Parfett, co-president of Chimes, Inc. stated, “We will continue to manage our business prudently, and will take costs out of our business model by continuing to streamline our delivery model and realigning development responsibilities.  The goal at Chimes, like CHC, is profitability, and we are confident that we are on track for profitability during the second half of this year.”

IT Services

•                  Revenues in the second quarter decreased $863,000, or 2 percent, sequentially.

•                  Operating loss for the period was $672,000, compared to $1.2 million in the first quarter of 2003.

•                  Billable headcount was comparable with first quarter results.

•                  CHC closed four staffing offices in Canada implementing the virtual model, powered by Chimes, that has been successful for CHC in the U.S. markets.

Randy Verdino, president of CHC’s IT Services Division, noted, “Our IT Services division is as stable as it has been in the last year and frankly, we hope this is a sign that the tide is shifting.  However, managing our expenses closely remains our first priority, moving us closer toward breakeven in this business, which is where we would like to be, at least in the near-term.  The division remains ready to respond to an overall improvement in the economic environment.”

Summary

Mr. Murphy commented, “We feel good about our performance this quarter and operational prospects.  We are convinced that our business strategy is the appropriate one, particularly in light of our recent acquisition of RGII and entry into the federal IT marketplace.  We look forward to continued pursuit of our strategic initiatives, which de-emphasizes our low margin staffing business and transitions the Company toward the higher margin, vertically oriented global services and solutions provider, powered by Chimes.

“At the same time, and as a footnote to the situation pertaining to the activities of a dissident shareholder,” Murphy concluded,  “Earl Mason, Chairman of the CHC Board of Directors, J.P. Morgan, the Company’s financial advisor, and I have agreed to meet shortly with John Chuang, CEO and President of Aquent.  At that time, we expect that Aquent will provide us with the financial data that we have previously requested on numerous occasions, including information about Aquent’s operations and its ability to finance a potential bid for Computer Horizons.  Having said this, the Board’s position remains that the Company is not for sale.”

Looking Forward

Due principally to continued softness in domestic temporary IT spending, CHC expects that revenue for the third quarter of 2003 will be in the range of $66 to $68 million and, as previously indicated, expect to have operating income in the range of $0.02 to $0.04 per share, excluding any special charges.  In addition, we believe that we are on track for full year profitability from operations in the range of $0.03 to $0.05 per share, assuming that economic conditions in the IT spending environment remain somewhat stable during the second half.  As you can see from our operating performance and our recent acquisition of RGII, that plan is working and we are well on our way to restoring investor value and fulfilling our growth and profitability goals for the full year 2003.

Computer Horizons Corp. will conduct a conference call webcast at 10:00 A.M. (EST) today to discuss second quarter results.  The call will be broadcast live via the Internet and can be accessed at http://www.computerhorizons.com (click on investor section).  A replay of the call will be available beginning at approximately 1:00 pm (EDT) today, through 5:00 p.m. (EDT) on August 14, 2003.  The replay may also be accessed via the Internet at http://www.computerhorizons.com (click on investor section), or by calling 877-519-4471 (973-341-3080 from outside the United States).  The confirmation code is 4072145.

Pro Forma Income Reconciliation

A reconciliation of reported operating results to pro forma income amounts is as follows:

	Three Months Ended June 30,				Six Months Ended June 30,
	2003		2002		2003		2002
	$	EPS	$	EPS	$	EPS	$	EPS

Net Loss as reported	$(9,530)	$(0.31)	$(956)	$(0.03)	$(10,809)	$(0.36)	$(32,050)	$(1.02)

Adjustments net of tax:

Loss on investments	—	—	—	—	—	—	40	—

Restructuring charges	1,403	0.05	—	—	1,583	0.05	—	—
Operating results of the assets held for sale, including (gain)/loss on sale of assets	—	—	—	—	197	0.01	(1,071)	(0.03)
Write-off of terminated project	2,206	0.07	—	—	2,206	0.07	—	—
Special charges	5,744	0.19	—	—	5,744	0.19	—	—
Cumulative effect of change in accounting principle (FAS No. 142)	—	—	—	—	—	—	29,861	0.95

Pro forma net loss*	$(177)	$(0.00)	$(956)	$(0.03)	$(1,079)	$(0.04)	($3,220)	$(0.10)

* To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP financial measures of pro forma net loss and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which are adjusted from results based on GAAP to exclude certain expenses.  These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future.  Specifically, we believe the non-GAAP financial measures provided useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results.  In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting.  These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

Adjusted EBITDA Reconciliation:

A reconciliation of net loss as reported to adjusted EBITDA is as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2003	2002	2003	2002

Net Loss as reported	$(9,530)	$(956)	$(10,809)	$(32,050)

Income taxes	(3,719)	(493)	(4,259)	(1,128)

Loss on investment	—	—	—	61

Restructuring charges	1,949	—	2,198	—
Operating results of the assets held for sale, including (gain)/loss on sale of assets	—	—	273	(1,623)
Write-off of terminated project, included in bad debt expense	3,064	—	3,064	—

Special charges	7,978	—	7,978	—
Cumulative effect of change in accounting principle (FAS No. 142)	—	—	—	29,861

Minority interest	18	—	37	—

Depreciation	1,276	1,144	2,575	2,333

Interest income	(90)	(255)	(258)	(310)

Adjusted EBITDA*	$946	$(560)	$799	$(2,856)

* To supplement our consolidated financial statements presented in accordance with GAAP, we use non-GAAP financial measures of pro forma net loss and Adjusted EBITDA (earnings before interest, taxes, depreciation and amortization), which are adjusted from results based on GAAP to exclude certain expenses.  These non-GAAP financial measures are provided to enhance the user’s overall understanding of our current financial performance and our prospects for the future.  Specifically, we believe the non-GAAP financial measures provided useful information to both management and investors by excluding certain expenses that may not be indicative of our core operating results.  In addition, because we have historically reported certain non-GAAP financial measures to investors, we believe the inclusion of non-GAAP financial measures provides consistency in our financial reporting.  These measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered a substitute for or superior to GAAP results.  The non-GAAP financial measures included in this press release have been reconciled to the nearest GAAP measure.

About Computer Horizons Corp.

Computer Horizons Corp. (Nasdaq: CHRZ) is a strategic solutions, and professional services company with more than thirty years of experience, specifically in information technology.  The Company provides its services to a multi-national audience through its “bestshore” delivery centers located globally, and enabling its Fortune 2000 customer base to maximize technology investments.  With the acquisition of RGII Technologies, Inc., CHC has expanded its government practice to include the Federal government sector, a growing market, in addition to various other vertical markets it serves, such as healthcare, insurance and financial services. CHC’s wholly owned subsidiary, Chimes, uses its proprietary technology to enable its Global 2000 customer base to align and integrate business planning with human resource management across an enterprise’s business functions.  For more information on Computer Horizons, please visit our Web site at www.computerhorizons.com.

Except for historical information, all of the statements, expectations and assumptions contained in the foregoing are "forward-looking statements’’ (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve a number of risks and uncertainties. It is possible that the assumptions made by management—including, but not limited to, those relating to contract awards, service offerings, market opportunities, results, performance expectations, expectations of cost savings, or proceeds from sale of certain operations—may not materialize.

Actual results may differ materially from those projected or implied in any forward-looking statements. In addition to the above factors, other important factors include the risks associated with unforeseen technical difficulties, the ability to meet customer requirements, market acceptance of service offerings, changes in technology and standards, the ability to complete cost-reduction initiatives, the ability to execute the sale of certain operations or other initiatives, dependencies on key employees, customer satisfaction, availability of technical talent, dependencies on certain technologies, delays, market acceptance and competition, as well as other risks described from time to time in the Company’s filings with the Securities Exchange Commission, press releases, and other communications.

Financial Tables Follow

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(Unaudited – In thousands, except per share data)

	THREE MONTHS ENDED		SIX MONTHS ENDED
	June 30, 2003	June 30, 2002	June 30, 2003	June 30, 2002
Revenues:
IT Services	$35,320	$54,023	$71,503	$108,673
Solutions Group	18,691	19,472	38,292	40,143
Chimes	4,822	3,823	9,291	7,721
Total	58,833	77,318	119,086	156,537
Direct Costs	41,511	56,570	84,284	114,762
Gross Profit	17,322	20,748	34,802	41,775
Selling, General & Admin.	17,238	21,724	35,779	47,521
Bad Debt Expense	3,478	728	3,863	1,390
Restructuring Charges	1,949	—	2,198	—
Special Charges	7,978	—	7,978	—
Loss from Operations	(13,321)	(1,704)	(15,016)	(7,136)
Gain/(Loss) on Sale of Assets	—	—	(273)	3,570
Loss on Investments	—	—	—	(61)
Net Interest Income	90	255	258	310
Loss Before Income Taxes	(13,231)	(1,449)	(15,031)	(3,317)
Income Taxes (Benefit)	(3,719)	(493)	(4,259)	(1,128)
Loss Before Cumulative Effect of Change in Accounting Principle	(9,512)	(956)	(10,772)	(2,189)
Minority Interest	(18)	—	(37)	—
Cumulative Effect of Change	—	—	—	(29,861)
Net Loss	$(9,530)	$(956)	$(10,809)	$(32,050)
Loss per share – (Basic and Diluted):
Before Cumulative Effect of Change in Accounting Principle	$(0.31)	$(0.03)	$(0.36)	$(0.07)
Cumulative Effect of Change in Accounting Principle	—	—	—	$(0.95)
Net Loss	$(0.31)	$(0.03)	$(0.36)	$(1.02)
Weighted Average Number of Shares Outstanding – Basic and Diluted	30,292,000	31,446,000	30,331,000	31,474,000

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

(Unaudited—In Thousands)

	June 30, 2003	December 31, 2002
ASSETS:
Current Assets:
Cash and cash equivalents	$71,057	$59,769
Accounts receivable, less allowance for doubtful accounts	48,976	56,616
Deferred income taxes	5,867	4,557
Refundable income taxes	—	19,051
Other current assets	5,588	7,219
Total current assets	131,488	147,212
Property and equipment, net	9,421	11,017
Other assets – net:
Goodwill	19,590	19,203
Deferred income taxes	10,969	8,020
Other assets	10,509	8,279
Total Assets	$181,977	$193,731
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$7,722	$10,830
Accrued payroll	4,748	4,529
Income taxes payable	706	—
Tax benefit reserve	19,600	19,600
Restructuring reserve	3,877	3,266
Other accrued expenses	3,621	3,408
Total Current Liabilities	40,274	41,633
Other long-term liabilities	5,993	6,243
Shareholders’ Equity:
Common stock	3,315	3,315
Additional paid in capital	133,354	133,518
Accumulated comprehensive loss	(3,452)	(4,306)
Retained earnings	17,446	28,255
	150,663	160,782
Less treasury shares	(14,953)	(14,927)
Total shareholders’ equity	135,710	145,855
Total Liabilities and Shareholders’ Equity	$181,977	$193,731

COMPUTER HORIZONS CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENT OF CASH FLOWS

(In Thousands)

	June 30, 2003	June 30, 2002
Cash flows from operating activities
Net loss	$(10,809)	$(32,050)
Adjustments to reconcile net loss to net cash provided by operating activities:
Deferred taxes	(4,259)	3,626
Depreciation	2,575	2,333
Provision for bad debts	3,863	1,390
Loss/(Gain) on sale of assets	273	(3,570)
Write off of goodwill	—	29,861
Change in assets and liabilities, net of acquisitions:
Accounts receivable	4,677	13,078
Other current assets	1,631	(2,153)
Assets held for sale	—	(1,929)
Other assets	(3,130)	1,201
Refundable income taxes	19,051	8,525
Accrued payroll, payroll taxes and benefits	219	(1,601)
Accounts payable	(3,108)	(2,737)
Income taxes payable	706	—
Other accrued expenses	1,135	621
Other liabilities	(250)	1,519
Net cash provided by operating activities	12,574	18,114

Cash flows from investing activities
Purchases of furniture and equipment	(979)	(2,089)
Proceeds received from the sale of assets	149	15,880
Acquisition of assets	(387)	—
Net cash provided by/(used in) investing activities	(1,217)	13,791

Cash flows from financing activities
Notes payable – banks, net	—	(10,000)
Stock options exercised	847	336
Purchase of treasury shares	(1,230)	(2,389)
Stock issued on employee stock purchase plan	193	743
Net cash used in financing activities	(190)	(11,310)

Foreign currency losses	121	(321)
Net increase in cash and cash equivalents	11,288	20,274
Cash and cash equivalents at beginning of year	59,769	41,033
Cash and cash equivalents at end of period	$71,057	$61,307

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